Exhibit 99.1

CAMAC ENERGY INC. ANNOUNCES CLOSURE OF $25 MILLION CREDIT FACILITY

HOUSTON, TEXAS – June 9, 2011 – CAMAC Energy Inc. (NYSE Amex: CAK), a U.S.-based energy company engaged in the exploration, development and production of oil and gas, is pleased to announce today the closure of the $25 million term credit facility with Allied Energy, Plc, which credit facility was originally announced by the Company on March 10, 2011. CAMAC Energy has received the full $25 million from Allied Energy, and intends to apply the funds toward payment of Oyo Field well #5 workover expenses.

"We are pleased to finalize this facility which has satisfied a substantial portion of CAMAC Energy's cash obligations for the workover on Oyo Field well #5," said Dr. Kase Lawal, Chief Executive Officer, Chairman and Director of CAMAC Energy, Inc.

Interest on the $25 million loan accrues at a rate of LIBOR +2% per annum. The promissory note matures on June 6, 2013.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company currently has operations in Nigeria and, through its Pacific Asia Petroleum subsidiaries, in China. The Company's principal assets include interests in OML 120 and OML 121, offshore oil leases in deepwater Nigeria that started production from the Oyo Field in December 2009, and a 100% interest in the Zijinshan Block gas asset located in the Shanxi Province, China. The Company was founded in 2005 and has offices in Houston, Texas, Beijing, China, and Lagos, Nigeria.

Contacts

Media:
CAMAC Energy Inc.
Cristy Taylor, 713-797-2940
PR@camacenergy.com

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Investor Relations:
ICR
832-209-1419
IR@camacenergy.com